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                                                                    Exhibit 99.1

                      CAUTIONARY STATEMENT FOR PURPOSES OF

                       THE SAFE HARBOR PROVISIONS OF THE

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Investment in the securities of Neuromedical Systems, Inc. (the "Company") involves a high degree of risk. In evaluating an investment in the Company's common stock, par value $.0001 per share (the "Common Stock"), Company stockholders and prospective investors should carefully consider the risk factors discussed in this Exhibit 99.1 and the information detailed in the Company's 1996 Annual Report on Form 10-K including, without limitation, Item 1 Business and Item 6 Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as information contained in the Company's other filings with the Securities and Exchange Commission.

     The Company's Form 10-K and its Annual Report to Stockholders, any Form 10-Q or any Form 8-K of the Company or any other written or oral statements made by or on behalf of the Company may include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which reflect the Company's current views with respect to further events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. For information regarding these risks and uncertainties, see the Cautionary Statements set forth below and the Company's 1996 Annual Report on Form 10-K, including, without limitation, Item 1 Business and Item 6 Management's Discussion and Analysis of Financial Condition and Results of Operations. The words "believe", "expect", "anticipate", "estimate", "project" and similar expressions identify forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

EARLY COMMERCIAL STAGE COMPANY; HISTORY OF LOSSES; PROFITABILITY UNCERTAIN

     The Company is in its early commercial stage and has generated limited operating revenue to date and has incurred, from incorporation through December 31, 1996, net losses aggregating approximately $94.5 million. The Company does not expect to generate a positive internal cash flow in the foreseeable future due to the expected increases in capital expenditures, working capital requirements and ongoing losses during the next year, including the expected cost of commercializing the PAPNET(R) Testing System. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development of new products and the competitive environment in which the Company operates. Although the Company is deriving limited operating revenue from its current operations, there can be no assurance that it will be able to develop significant additional sources of revenue or that its operations will become profitable. Results of operations may fluctuate significantly and will depend upon numerous factors, including regulatory actions, market acceptance of the Company's products, efficient manufacturing and slide processing operations, new product introductions and competition.

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NEED FOR MARKET ACCEPTANCE OF THE PAPNET(R) TESTING SYSTEM

     The Company's future performance will depend to a substantial degree upon market acceptance of the PAPNET(R) Testing System. The extent of, and rate at which, market acceptance and penetration are achieved by the PAPNET(R) Testing System are functions of many variables including, but not limited to, price, effectiveness, acceptance by patients, physicians and laboratories (including the ability of laboratories to hire additional cytotechnologists), manufacturing, slide processing and training capacity, reimbursement practice and marketing and sales efforts. The Company believes that significant revenue growth in the United States depends upon effective marketing to three target audiences: clinical laboratories, clinicians and women. The Company has also begun discussions with insurers, managed care organizations and other third-party payers concerning reimbursement for PAPNET(R) testing.

     The Company's sales and marketing efforts to date in the United States have generated considerable awareness about PAPNET(R) testing among pathologists, cytotechnologists, gynecologists and women. The Company believes support and interest has been highest among women. Medical specialties, however, are often reluctant to change clinical practice methods and procedures, and early stage resistance is being experienced in the adoption of PAPNET(R) testing. Among gynecologists and pathologists there has been, in general, a slow adoption of the PAPNET(R) technology and some reluctance to use it even if a woman inquires about or requests the test. The Company believes that this is due to several factors, including controversy within the medical profession about the public health consequences of Pap smear false negatives, the relative cost of PAPNET(R) testing to the Pap smear, limited reimbursement by third party payers and confusion in the marketplace about alternative technologies for cervical cancer screening. In late 1996 and the first quarter of 1997, the Company initiated medical and other communications designed to address each of these considerations.

     There can be no assurance that the PAPNET(R) Testing System will achieve or maintain acceptance in its target markets. Similar risks may confront other products developed by the Company in the future.

RELIANCE ON A SINGLE PRODUCT

     The Company has concentrated its efforts primarily on the development of the PAPNET(R) Testing System and will be dependent upon acceptance of that product to generate revenues. The Company has performed only limited research on other applications of its technology. There can be no assurance that the PAPNET(R) Testing System will be successfully commercialized or that such other applications will be developed.

COMPETITION

     The Company is currently aware of three principal competitors which are engaged in efforts to automate one or more aspects of cervical smear screening. Two competitors, Cytyc Corporation ("Cytyc") and AutoCyte Inc. ("AutoCyte", formerly a unit of Hoffman-La Roche's Roche Image Analysis Systems), are focused on the development of devices for the production, and, in the case of AutoCyte, imaging and automated analysis, of monolayer slides, a potential

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alternative to the conventional Pap smear method of specimen collection and preparation. AutoCyte has stated that it expects to file for United States Food and Drug Administration ("FDA") pre-market approval in 1997 of its slide preparation and imaging system. Cytyc received approval from the FDA in May 1996 to market its ThinPrep(R) System to laboratories, for the purpose of filtering out blood, mucus and other material from Pap smears for cervical cancer screening as a replacement for the conventional Pap smear method. In addition, Cytyc received FDA approval in November 1996 to expand its product labeling to include the claim that the ThinPrep(R) System is significantly more effective in detecting Low Grade Squamous Intraepithelal Lesions and more severe lesions than the conventional Pap smear method. Cytyc labeling may also indicate that the specimen quality using the ThinPrep(R) System is significantly improved over that of the conventional Pap smear method. PAPNET(R) is not currently indicated under its FDA label for the scanning of ThinPrep(R) System slides. With monolayer techniques, clinicians are required to prepare special slides, and only a fraction of the cells and background information displayed on the conventional slide may be observed by the cytotechnologist or clinician for analysis. Because the PAPNET(R) Testing System uses the well-established methods of sample collection, it does not reduce the diagnostic sample size or require clinicians to deviate from standard practice.

     The other competitor of which the Company is aware, NeoPath, has stated that it is developing a device for the fully automated primary screening of conventional Pap smears, for which it submitted to the FDA a pre-market approval supplemental application. The FDA Hematology and Pathology Devices Panel (the "Panel") held a public meeting on September 27, 1996 to consider recommending approval of such supplement. The Panel voted not to approve such supplement and enumerated certain conditions that the Panel would want satisfied prior to approval of such supplement. NeoPath has stated that it expects to meet such conditions within the next several months.

     On September 29, 1995, the FDA granted approval to NeoPath for the AutoPap(R) System to be used as part of a laboratory's quality control procedures. According to NeoPath, the AutoPap(R) System is designed to sort purportedly "negative" Pap smear slides into two groups, one classified as "negative" and one classified for "review." The group of slides classified for review, which constitutes a specified percentage of the whole, is again reviewed manually by the cytotechnologist through a conventional microscope. In contrast, cytotechnologists trained in the use of the PAPNET(R) Testing System evaluate the 128 color images from each purportedly negative slide on the PAPNET(R) Review Station. If all of the images appear normal, the cytotechnologist classifies the slide as "negative," and no further examination is required. If any one of the 128 images appears to the cytotechnologist to be abnormal, the cytotechnologist classifies the slide as "review." The cytotechnologist then refers to the "x, y" coordinates provided with each PAPNET(R) image and uses the coordinates as a reference point to re-examine the slide directly through the microscope. Every slide rescreened using the PAPNET(R) system must receive a directed, professional human analysis, either of the PAPNET(R) images or of both the images and the slide.

     The Company's known competitors or other companies may develop new products and technologies that prove to be more effective than the PAPNET(R) Testing System or that may be viewed by clinical laboratories as reducing operating costs (for example, by reducing the number of cytotechnologists used in screening). In addition, competitive products and technologies may

                                       3
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be manufactured and marketed more successfully than the PAPNET(R) Testing
System. Such developments could render the PAPNET(R) Testing System less competitive or possibly obsolete, and could have a material adverse effect on the Company. The Company will be required to compete with respect to product effectiveness, price, manufacturing and slide processing efficiency, marketing capabilities and customer service and support, areas in which it currently has limited experience.

     In addition to competitors attempting to develop fully automated or semi-automated systems for the screening or rescreening of cervical samples, there may in the future be alternate techniques or technologies for the detection or prevention of cervical cancer. Although no such technique has been demonstrated to be useful as a substitute for the Pap smear, there can be no assurance that new techniques or technologies will not one day supplant or replace the Pap smear in medical practice.

DEPENDENCE ON KEY PERSONNEL

     The Company's business is highly dependent on the principal members of its management (including the President and Chief Executive Officer of the Company, Mark R. Rutenberg), marketing and technical staffs, and the loss of their services might impede the achievement of the Company's business objectives. In addition, the Company's future success will depend in part upon its ability to retain highly qualified management, scientific, technical and marketing personnel. There can be no assurance that the Company will be successful in retaining such qualified personnel or hiring additional qualified personnel. Losses of key personnel could have a material adverse effect on the Company's business.

IMPACT OF TERRITORIAL LICENSE AGREEMENTS

     From 1989 through 1991, the Company entered into various long-term territorial license agreements (the "License Agreements") for the PAPNET(R) Testing System, relating to certain states and metropolitan areas, which together account for approximately 20% of the population of the United States. Pursuant to the License Agreements, each licensee ("Licensee") thereunder is entitled to receive the greater of (i) royalties equal to 50% of the Net Slide Revenue (as defined below) generated from participating laboratories within its territory, not to exceed the Licensee's share of a specified number of slides annually or (ii) a specified percentage of the Company's annual slide processing revenues less certain taxes, commissions and other enumerated expenses, up to specific annual monetary limits for each Licensee. "Net Slide Revenue" is defined as the gross slide processing revenue minus certain costs related to asset-based financing for PAPNET(R) Scanning Stations and related equipment (not to exceed $1.00 per slide) and transportation costs. The Company estimates that the License Agreements will result in royalty expense to the Company of approximately 10% of its United States revenues over the term of the License Agreements, but there can be no assurance that the amount of such royalties will not be more or less than such percentage. In December 1995, the Company and the Licensees entered into a settlement agreement (the "Settlement Agreement") and a warrant exercise agreement, the effect of which included the clarification of previously disputed elements of prior license agreements, the requirement for the Company to make payments of stock having a fair market value equivalent to approximately $1,652,000 and the irrevocable election by the Licensees and acceptance by the Company for the cashless exercise of 826,032 outstanding warrants into 715,894 shares of Common Stock in connection with the closing of the Company's initial public offering. Pursuant to the Settlement Agreement, the Company has consented to the merger of the Licensees and related parties. Following such merger, the Licensees and the Company have agreed to enter into a new license pursuant to which the rights and obligations of the parties will be clarified but, with respect to which, the economic terms of the License Agreements will not be materially altered. The Company and the Licensees have also executed mutual general releases, which include, among other things, the release of claims previously made by the Licensees. The new licenses will expire on December 31, 2025.

     In addition, the provisions of a promissory note dated October 3, 1990 (which was later converted to Series A Convertible Preferred Stock and subsequently automatically converted into Common Stock upon consummation of the Company's initial public offering in December 1995) granted the holder of the note certain rights to an agreement to be the Company's sole licensee for distribution of the PAPNET(R) system in Canada. The promissory note provides that such "licensee shall be entitled to terms which are at least as favorable as those in any domestic United States of America licenses." An agreement has not been negotiated. There can be no assurance that the terms of such agreement when it is negotiated, or the activities of the licensee thereunder, will not have a material adverse effect on the profitability of the Company's business in Canada. Joseph Salamon, a director of the Company until June 20, 1996, is the agent of the record holder of the rights to the Canadian license.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

     The Company has depended and will continue to depend substantially on its proprietary technology. The technology underlying the PAPNET(R) Testing System is protected by five United States patents and similar corresponding foreign patents granted to the Company. The Company also has filed several additional patent applications as to certain other aspects of the Company's technology; however, there can be no assurance that such applications will be granted. There can be no assurance that the Company's issued patents or other patents issued in the future will afford protection from material infringement or that such patents will not be challenged. The Company also relies on trade secrets and proprietary know-how, which it protects, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to, or independently developed by, competitors.

     The medical device industry has been the subject of extensive litigation regarding patents and other intellectual property rights, and the Company may institute or otherwise be involved in such litigation to enforce its patents, protect its trade secrets or know-how, challenge the validity of proprietary rights of others or defend against alleged infringement by the Company of proprietary rights of others. The Company has instituted such litigation against NeoPath, a competitor of the Company (see "--Competition" and "-- Litigation"). An adverse determination in this or other such litigations could limit the value of the Company's issued patents or result in invalidation of those patents, subject the Company to significant liabilities to

                                       5
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third parties, require the Company to seek licenses from third parties or prevent the Company from manufacturing and selling its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

     The Company's services, products and manufacturing activities are subject to extensive and rigorous government regulation, including the provisions of the Medical Device Amendments to the Federal Food, Drug and Cosmetic Act.
Commercial distribution in certain foreign countries is also subject to government regulations. The process of obtaining required regulatory approvals can be lengthy, expensive and uncertain. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. The FDA actively enforces regulations prohibiting marketing without compliance with the premarket approval provisions of products and conducts periodic inspections to determine compliance with its Good Manufacturing Practice regulations. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could affect the timing of, or prevent the Company from obtaining, future regulatory approvals. The effect of government regulation may be to delay for a considerable period of time or to prevent the marketing and full commercialization of future products or services that the Company may develop and/or to impose costly requirements on the Company. There can also be no assurance that additional regulations will not be adopted or current regulations amended in such a manner as will materially adversely affect the Company.

LIMITED MARKETING AND SALES HISTORY

     Until it received United States Food and Drug Administration ("FDA") approval on November 8, 1995, the Company was prohibited from marketing the PAPNET(R) Testing System in the United States. Although the Company has begun marketing the PAPNET(R) Testing System, the Company is still in the process of establishing commercial scale customer service, training and support capabilities. The Company intends to market, sell, service and support PAPNET(R) Testing System services through recruitment of its own direct sales force and through cooperation with the existing sales personnel of client clinical laboratories. There can be no assurance that the Company will be able to recruit and retain skilled sales, marketing, service or support personnel or establish satisfactory relationships with client laboratories, or that the Company's marketing and sales efforts will be successful.

INTERNATIONAL SALES AND OPERATIONAL RISKS

     The Company markets the PAPNET(R) Testing System to customers outside of the United States. In addition, the Company manufactures its PAPNET(R) Scanning Stations in Israel and operates Scanning Centers in Amsterdam and Hong Kong. A number of risks are inherent in international transactions. International sales and operations may be limited or disrupted by the regulatory approval process, governmental controls, export license requirements, political instability, price controls, trade restrictions, changes in tariffs or difficulties in staffing and

                                       6
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managing international operations.  Foreign regulatory agencies have established, or may establish, product standards different from those in the United States, and any inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on the Company's international business and its financial condition and results of operations. In addition, the Company's business, financial condition and results of operations may be adversely affected by limitations on its ability to repatriate funds, increases in duty rates and difficulties in obtaining export licenses. Finally, certain of the Company's operations are located in Hong Kong. Pursuant to the existing treaty between the Government of the United Kingdom and the People's Republic of China, Hong Kong will revert to and become part of China in July 1997. The Company is uncertain as to the impact that such a change in government will have on its business operations in Hong Kong. There can be no assurance that the Company will be able to successfully commercialize the PAPNET(R) Testing System or any future product in any foreign market.

FOREIGN EXCHANGE FLUCTUATIONS

     The Company anticipates that international sales will continue to represent a significant portion of its net sales as it executes its plan to establish commercial use of the PAPNET(R) Testing System on a worldwide basis, including in the United States. Neuromedical Systems, Inc., the United States parent company, has provided a significant portion of the financing required for its Netherlands and Hong Kong Scanning Centers through United States dollar-denominated intercompany loans. The Company also maintains its PAPNET(R) Testing System manufacturing facility in Israel. As a result of its international operations and its current financing practices, the Company's operating results are subject to the impact of fluctuations in exchange rates of the currencies in which its foreign operations conduct business versus the United States dollar. Future currency fluctuations, to the extent not adequately hedged, could have an adverse effect on the Company's business, financial condition and results of operations.

                                       7
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LIMITED SLIDE PROCESSING AND MANUFACTURING HISTORY;
 DEPENDENCE ON SOLE SOURCE SUPPLIERS

     The Company has had limited experience with slide processing in commercial-scale quantities and the manufacture and assembly of PAPNET(R) Scanning Stations in the volumes that will be necessary for the Company to generate significant revenues from the processing of slides on the PAPNET(R) Testing System. The Company may encounter difficulties in scaling up its slide processing operations or production or in hiring and training additional personnel to operate its Scanning Centers or to manufacture its products. Future interruptions in supply or other production problems could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has qualified only single sources for certain essential components. Interruptions in the supply of such components might result in production delays and create the need for modifications of the design of the various components of the PAPNET(R) Testing System, either of which could have a material adverse effect on the Company's business, financial condition and results of operations.

IMPACT OF MEDICARE, MEDICAID AND OTHER THIRD-PARTY REIMBURSEMENT

     In the United States, many Pap smears are currently paid for by the patient, and the level of reimbursement by third-party payers that do provide reimbursement varies considerably. Third-party payers (Medicare/Medicaid, private health insurance, health administration authorities in foreign countries and other organizations) may affect the pricing or relative attractiveness of the Company's products and services by regulating the maximum amount of reimbursement for PAPNET(R) testing provided by such payers or by not providing any reimbursement at all. Restrictions on reimbursement may limit the price which the Company can charge for its services or reduce the demand for PAPNET(R) testing. In addition, if Medicare and Medicaid do not provide for reimbursement of PAPNET(R) testing, or, if the level of such reimbursement is significantly below the amount laboratories charge patients to perform PAPNET(R) testing, the size of the potential market available to the Company may be reduced. There can be no assurance that costs associated with PAPNET(R) testing will ever become reimbursable or that the level of reimbursement to laboratories for PAPNET(R) testing will achieve or be maintained at levels necessary to permit the Company to generate substantial

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revenues. In the international market, reimbursement by private third-party medical insurance providers, including governmental insurers and payers, varies from country to country. In certain countries, the Company's ability to achieve significant market penetration may depend upon the availability of third-party or governmental reimbursement.

HEALTHCARE REFORM

     Recent proposals before Congress have included plans to restructure the delivery and financing of healthcare services in the United States. Such proposals focus on the control and reduction of public and private spending on healthcare, including Medicare and Medicaid, the reform of the methods of payment for healthcare goods and services by both the public and private sectors, and the provision of universal access to healthcare. The Company cannot predict what form such legislation, if any, may take or the effect of such legislation on its business. It is possible that legislation enacted by Congress will contain provisions resulting in limitations which may adversely affect the business, financial position and results of operations of the Company. It is also possible that future legislation either could result in modifications to the nation's public and private healthcare insurance systems, which could affect reimbursement policies in a manner adverse to the Company, or could encourage integration or reorganization of the healthcare delivery system in a manner that could adversely affect the Company. The Company cannot predict what other legislation, if any, relating to its business or to the healthcare industry may be enacted, including legislation relating to third-party reimbursement, or what effect any such legislation may have on its business, financial position and results of operations.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FINANCING

     There can be no assurance that the Company will not be required to seek additional equity or debt capital to finance its operations in the future. In addition, there can be no assurance that any such financings, if needed, will be available to the Company or that adequate funds for the Company's operations, whether from the Company's revenues, financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to the Company. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs, sales and marketing efforts, manufacturing and slide processing operations, clinical studies and/or regulatory activities or to license third parties to commercialize products or technologies that the Company would otherwise seek to market and sell itself.

LITIGATION; POTENTIAL UNAVAILABILITY OF INSURANCE

     The commercial screening of Pap smears has been characterized by significant malpractice litigation. As a result, the Company faces a risk of exposure to product liability, errors and omissions or other claims in the event that the use of its PAPNET(R) Testing System or other future potential products is alleged to have resulted in a false negative diagnosis. While PAPNET(R) is a supplemental test and does not purport to diagnose any slide, there can be no assurance that the Company will avoid significant liability. There also can be no assurance that the Company will be able to obtain adequate insurance coverage or that, if obtained, such


                                       9
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coverage will continue to be available at an acceptable cost, if at all.
Consequently, such claims could have a material adverse effect on the business or financial condition of the Company.

     On July 15, 1996, the Company filed a lawsuit against NeoPath, a competitor of the Company, in the United States District Court for the Southern District of New York, seeking damages and injunctive relief for patent infringement, false advertising, unfair competition, intentional interference with business relations and damage to business reputation. In the lawsuit, the Company alleges that NeoPath willfully misappropriated the Company's patented technology and used such technology in NeoPath's AutoPap(R) System. The Company also alleges that NeoPath falsely characterized and made misleading comparisons to consumers and securities analysts of the AutoPap(R) System and the Company's PAPNET(R) Testing System. NeoPath has denied all allegations and, in addition, it has filed counter-claims against the Company seeking damages and injunctive relief for false advertising and unfair competition. In the counter-claims, NeoPath alleges that statements made by the Company characterizing the performance of the PAPNET(R) Testing System, and its effectiveness relative to NeoPath's AutoPap(R) System, as well as other statements, are false and misleading and constitute misrepresentations. The Company believes that NeoPath's assertions are without merit. Although the duration, costs and ultimate outcome of this lawsuit are unknown, the Company expects that the costs of pursuing this lawsuit will be significant during 1997.

     On December 4, 1995, the Company was served with a Summons and Complaint in an action entitled Herbst et al. v. Neuromedical Systems, Inc. et al., in the Supreme Court of the State of New York. The plaintiffs in this suit allege, among other things, that pursuant to written contracts, which they claim the Company has breached, they were entitled to be issued warrants exercisable for the purchase of approximately 128,000 shares of Common Stock at various prices. They further allege that the Company and certain of its officers and directors made fraudulent misrepresentations and took other allegedly improper actions that diminished the value of the warrants they claim they are entitled to under these contracts. On January 31, 1996, the plaintiffs served the Company with an Amended Complaint alleging legal claims similar to those in the original Summons and Complaint served on the Company, but adding one of the Company's former directors as a defendant and specifying that the plaintiffs are seeking compensatory damages from the Company and one of its officers and a former director totaling $114 million and punitive damages totaling $175 million. On February 23, 1996, the defendants moved to dismiss the Amended Complaint and on November 27, 1996, the New York State Supreme Court issued an opinion dismissing all of the plaintiff's claims that the Company and certain officers and directors committed fraud and other improper actions that allegedly diminished the value of the warrants plaintiffs claim they are entitled to receive. The Court denied the Company's motion to dismiss plaintiffs' breach of contract claim, and plaintiffs continue to seek $39 million in compensatory damages and $75 million in punitive damages. The Company intends to continue to vigorously defend this action. The Company believes that, in any event, the damages claimed bear no relation to the harm alleged and believes an adverse judgment in this case would not have a material adverse effect on the Company's operations, financial position or cash flows.

DILUTION; EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

     The Company has outstanding options and warrants to purchase Common Stock at prices that may be below the per share price to purchasers of the Company's Common Stock in the market. The exercise of such options and warrants may have a dilutive effect on the purchaser's investment. As of February 28, 1997, the Company had 30,897,792 issued and outstanding shares of Common Stock and 3,905,979 outstanding options and warrants exercisable into 3,905,979 additional shares of Common Stock.

ANTI-TAKEOVER PROVISIONS; STOCKHOLDER RIGHTS PLAN

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate") and By-Laws (the "By-Laws") contain provisions that may have the effect of discouraging a third party from making an acquisition proposal for the Company. The Certificate and By-Laws, among other things, (i) classify the Board of Directors of the Company (the "Board") into three classes, with directors of each class serving for a staggered three-year period, (ii) provide that directors may be removed only for cause and only upon the affirmative vote of at least 66-2/3% of the voting power of all the then outstanding shares of stock entitled to vote, (iii) prohibit action by stockholders by written consent, (iv) require advance notice of stockholder nominations and proposals and (v) preclude stockholders from calling a special meeting of stockholders. Such provisions would make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Board. The Board has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. In addition, the Company has adopted a stockholder rights plan. The stockholder rights plan, as well as the Certificate and By-Laws provisions described above, could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company and could otherwise adversely affect the market price of the Common Stock.

CONTROL BY EXISTING STOCKHOLDERS

     As of February 28, 1997, officers and directors of the Company and stockholders owning more than 5.0% of the Common Stock of the Company, together with entities affiliated with them, beneficially owned approximately 55.7% of the Common Stock of the Company. As of February 28, 1997, Goldman, Sachs & Co., and certain of its affiliates (including certain investment limited partnerships), owned approximately 21.9 % of the Common Stock of the Company (excluding shares held in managed accounts, shares acquired in the ordinary course of business and shares issuable upon the exercise of warrants and options to acquire Common Stock). In the event that certain entities affiliated with Goldman, Sachs & Co. own in excess of 25% of the Common Stock of the Company (but not including certain securities), Goldman, Sachs & Co. would be precluded from making a market in the Common Stock. Officers and directors of the Company and stockholders owning more than 5.0% of the Common Stock of the Company may be able to control the election of all members of the Board and determine corporate actions. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.

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

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of substantial amounts of Common Stock in the public market could have an adverse effect on the price of the Common Stock. As of February 28, 1997, the Company had outstanding 30,897,792 shares of Common Stock of which 22,694,619 shares of Common Stock were eligible for sale and not subject to restriction. The remaining 8,203,173 shares of Common Stock, issued prior to the IPO, are eligible for sale from time to time under Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Securities and Exchange Commission enacted certain amendments to Rule 144 which become effective April 29, 1997 which will permit the resale of limited amounts of restricted securities by any person after a one-year, rather than a two-year holding period, and unlimited resales of restricted securities held by non-affiliates of the Company after a holding period of two years, rather than three years. Under such amendments, all of the Common Stock issued prior to the IPO will become eligible for sale during 1997.

     In addition, the Company has filed a registration statement under the Securities Act, covering Common Stock issued pursuant to the Neuromedical Systems, Inc. 1993 Stock Incentive Plan, as amended and restated October 25, 1995.

     The Company may, and it may be obligated to, register 12,535,546 shares of Common Stock for sale pursuant to registration rights which have been granted to certain holders of the Company's securities. These registration rights could prevent or limit the ability of the Company to sell shares for its own account, could adversely affect the market price of the Common Stock and could require the Company to incur significant expenses.

LIMITED PRIOR PUBLIC MARKET; LIQUIDITY; POSSIBLE VOLATILITY OF STOCK PRICE

     The Common Stock is quoted on the Nasdaq National Market System, under the symbol "NSIX." There can be no assurance that an active public market for the Common Stock can be sustained. The market price of the Common Stock could fluctuate significantly as a result of the Company's financial results, regulatory approval filings, clinical studies, technological innovations or new commercial products introduced by the Company or its competitors, developments concerning patents or proprietary rights, trends in the healthcare industry or in healthcare generally, litigation, the adoption of new laws or regulations or new interpretations of existing laws or regulations and other factors. The underwriters of the Company's IPO have informed the Company that, subject to applicable laws and regulations, they intend to continue to make a market in the Common Stock, however, they are not obligated to do so and any such market-making may be discontinued at any time without notice. Moreover, because of the affiliation of Goldman, Sachs & Co. with the Company, Goldman, Sachs & Co. is required to deliver a current prospectus and otherwise comply with the requirements of the Securities Act in connection with any secondary market sale of the Common Stock, which may affect their ability to continue market-making activities.


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DIVIDEND POLICY

     The Company has not paid and does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings for the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and subject to certain limitations under the General Corporation Law of the State of Delaware and will depend upon the Company's results of operations, financial condition, other contractual restrictions and other factors deemed relevant by the Board.

INVESTMENT COMPANY ACT CONSIDERATIONS

     The Investment Company Act of 1940, as amended (the "1940 Act"), requires the registration of, and imposes various substantive restrictions on, certain companies that engage primarily, or propose to engage primarily, in the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding the composition of assets and sources of income, and are not primarily engaged in businesses other than investing, holding, owning or trading securities. The Company believes that it is, and intends to remain, primarily engaged in businesses other than investing, reinvesting, owning, holding or trading in securities. The Company has temporarily invested the net proceeds of the IPO, pending their use, in a manner so as to avoid becoming subject to the registration requirements of the 1940 Act. Such investment may result in the Company's obtaining lower yields on the funds invested than might be available in the securities market generally. There can be, however, no assurance that such investments and utilization can be maintained, or that any other exemption would be available, so as to enable the Company to avoid the registration requirements of the 1940 Act. If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulations with respect to its capital structure, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and other matters. Application of the provisions of the 1940 Act would have a material adverse effect on the Company.

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